                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to ss.240.14a-12

                             BLUE RHINO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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

LOGO

                             BLUE RHINO CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 19, 2000


Dear Stockholder:

         You are cordially invited to attend the 2000 Annual Meeting of Stockholders (together with any adjournment thereof, the "Annual Meeting") of Blue Rhino Corporation (the "Company") which will be held on Tuesday, December 19, 2000 at the Village Conference Center, 6205 Ramada Drive, Clemmons, North Carolina, at 10:30 a.m.

         At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

         1. Election of two Class C Directors to hold office until the Annual Meeting of Stockholders for the fiscal year ending July 31, 2003;

         2. Authorization of amendments to the Company's 1998 Stock Incentive Plan to increase the number of shares of Common Stock reserved and available for distribution from 1,200,000 to 2,200,000 and to provide that no participant may be granted options for more than 300,000 shares during any 12-month period;

         3. Authorization of an amendment to the Company's Amended and Restated Stock Option Plan for Non-Employee Directors to increase the number of shares of Common Stock reserved and available for distribution from 100,000 to 400,000;

         4. Ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending July 31, 2001; and

         5.       Any other business that may properly come before the Annual
                  Meeting.

         In addition, the holders of the Company's Series A Convertible Preferred Stock will be asked to consider and vote to elect one Class C Director to hold office until the Annual Meeting of Stockholders for the fiscal year ending July 31, 2003.

         Only stockholders of record at the close of business on the record date of October 31, 2000 are entitled to vote their shares at the Annual Meeting. A list of stockholders entitled to vote will be available for inspection during regular business hours at the executive offices of the Company at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104 for ten days prior to the Annual Meeting.

         A proxy card is enclosed for the convenience of those stockholders who do not plan to attend the Annual Meeting in person but desire to have their shares voted. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided for that purpose. If you return your card and later decide to attend the Annual Meeting in person or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

                                        By Order of the Board of Directors

                                        /s/ Billy D. Prim

                                        Billy D. Prim
                                        Chairman of the Board, President
                                        and Chief Executive Officer

Winston-Salem, North Carolina
November 16, 2000

                             BLUE RHINO CORPORATION
                            104 CAMBRIDGE PLAZA DRIVE
                       WINSTON-SALEM, NORTH CAROLINA 27104


                               PROXY STATEMENT FOR
                       2000 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 19, 2000

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Blue Rhino Corporation (the "Company" or "Blue Rhino") for use at the Company's Annual Meeting of Stockholders for the fiscal year ended July 31, 2000, and any adjournment thereof (the "Annual Meeting") to be held on December 19, 2000 at the Village Conference Center, 6205 Ramada Drive, Clemmons, North Carolina, at 10:30 a.m. This proxy statement and the accompanying materials are being mailed to the Company's stockholders beginning on or about November 16, 2000.


                                     GENERAL

CAPITAL STOCK

         The Company's authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), and 20,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"), of which 3,133,333 have been designated Series A Convertible Preferred Stock ("Series A Preferred Stock"). (The Common Stock and the Preferred Stock are also referred to collectively in these proxy materials as the "capital stock"). As of October 31, 2000, there were 9,226,497 shares of Common Stock outstanding and 2,850,000 shares of Series A Preferred Stock outstanding.

STOCKHOLDERS ENTITLED TO VOTE

         Only stockholders of record at the close of business on the record date of October 31, 2000 are entitled to vote their shares at the Annual Meeting. Each outstanding share of Common Stock and each outstanding share of Series A Preferred Stock is entitled to one vote, except that only the holders of the Series A Preferred Stock will vote on the proposal to elect the Preferred Stock Director (as defined below). See "Proposal 1 - Election of Directors," below.

VOTING

         Holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock (considered together as a single voting group) present in person or represented by proxy and entitled to vote at the Annual Meeting will constitute a quorum to conduct business. Assuming the existing of a quorum at the Annual Meeting, the vote required to approve each proposal is set forth below:

o        Proposal 1, "Election of Directors"          A plurality of the votes cast by the holders
                                                      of shares of Common Stock and Series A
                                                      Preferred Stock, considered together as a
                                                      single voting group;

o         Election of the Preferred Stock Director    Affirmative vote of holders of a majority of
                                                      the outstanding shares of Series A Preferred
                                                      Stock;

o         Proposals 2, 3 and 4 and all other matters  Affirmative vote of holders of a majority of
          to come before the Annual Meeting           shares of Common Stock and Series A
                                                      Preferred Stock, considered together as a
                                                      single voting group, present in person or
                                                      represented by proxy and entitled to vote at
                                                      the Annual Meeting.

         Because abstentions with respect to any matter are treated as shares present in person or represented by proxy and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions will have the same effect as negative votes for Proposals 2, 3 and 4 in this proxy statement (as well as in the election of the Preferred Stock Director). Non-votes by banks, brokerage houses, custodians, nominees and other fiduciaries and shares as to which proxy authority has been withheld with respect to any matter will be counted for the purpose of determining whether a quorum is present but will not be included for purposes of determining whether stockholder approval of that matter has been obtained.

PROXIES

         If a stockholder properly completes and returns the accompanying proxy card, the shares represented by the proxy will be voted as the stockholder directs. IF THE PROXY CARD IS RETURNED BUT NO INSTRUCTIONS ARE GIVEN BY THE STOCKHOLDER, THE SHARES WILL BE VOTED BY THE PROXIES NAMED HEREIN FOR THE ELECTION OF THE CLASS C DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

         A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with the Secretary of the Company or by returning a properly completed proxy card bearing a later date. In addition, a stockholder may revoke a proxy by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

         The Company intends to request that banks, brokerage houses, custodians, nominees and other fiduciaries forward copies of these proxy materials to those persons for whom they hold shares. In addition to solicitation by mail, certain officers and employees of the Company may solicit proxies in person or by telephone. Such officers and employees will not receive any specific compensation for such services. The cost of preparing, assembling, mailing and soliciting proxies and other miscellaneous expenses related thereto will be borne by the Company.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's Second Amended and Restated Certificate of Incorporation, as amended (the "Charter"), provides that the Board of Directors of the Company shall consist of not less than three or more than nine members, and the Board has set the number of members at nine. The nine directors are divided into Class A, Class B and Class C, with each class comprised of three directors to serve a three-year staggered term. Three Class C Directors will be elected at the Annual Meeting to serve until the annual stockholders meeting for the fiscal year ending July 31, 2003 or until such time as their successors are elected and qualified. Under the terms of the Charter, one of the Class C directors is elected solely by the holders of the Series A Preferred Stock (the "Preferred Stock Director").

         Pursuant to an Amended and Restated Stockholders Agreement dated October 25, 2000, each holder of Series A Preferred Stock has agreed to vote all voting securities of the Company over which such holder has voting control and to take all other action within such holder's control to cause one designee of Cahill, Warnock Strategic Partners Fund II A, L.P. (for as long as Cahill, Warnock Fund II A or its affiliate holds a majority of the outstanding shares of Series A Preferred Stock) to be elected to the Board of Directors. See "Beneficial Ownership of Directors, Executive Officers and Certain Beneficial Owners," below. Cahill, Warnock Fund II A has selected David L. Warnock as its designee as the Class C Director.

         Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee should become unable to serve as a director prior to the Annual Meeting, the persons authorized by your proxy will vote for the election of a substitute nominee recommended by the Board of Directors in place of that nominee or to reduce the number of persons to be elected by the number of persons unable to serve (subject to the requirement that each class be as nearly equal in number as possible).

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE FOR THE ELECTION OF MESSRS. DEVICK AND CASTANEDA, AND THAT THE HOLDERS OF THE SERIES A PREFERRED STOCK VOTE FOR THE ELECTION OF MESSRS. DEVICK, CASTANEDA AND WARNOCK. PROXIES WILL BE VOTED FOR THE NOMINEES NOMINATED BY THE BOARD OF DIRECTORS UNLESS INSTRUCTIONS ARE GIVEN TO THE CONTRARY.

INFORMATION CONCERNING NOMINEES FOR ELECTION

         Certain information as to each of the three nominees for election as a Class C Director is set forth in the table below. The information appearing below and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to the Company by the nominees.

NOMINEE           AGE                    BIOGRAPHICAL INFORMATION
-------           ---                    ------------------------

Steven D. Devick   48      Mr. Devick has served as one of the Company's
                           directors since May 1994. Mr. Devick is a co-founder of Platinum Entertainment, Inc. and served as its chairman of the board and chief executive officer from January 1992 until June 2000. Mr. Devick is also the founder of DDE, Inc., a management company, and has served as its chairman of the board and chief executive officer since 1988.

Mark Castaneda     36      Mr. Castaneda has served as the Company's Chief
                           Financial Officer since November 1997, Secretary since February 1998 and as a director since September
                           1998. Prior to joining the Company, Mr. Castaneda served as the vice president of finance and the chief financial officer for All Star Gas Corporation from July 1995 until October 1997, as a director of planning and controller of Skelgas Propane, Inc. from May 1991 to July 1995, and as a certified public accountant with Deloitte & Touche LLP from November
                           1988 to July 1990.

David Warnock      42      Mr. Warnock has served as the Company's Preferred
                           Stock Director since September 7, 2000. Mr. Warnock is a founding member and managing partner of Cahill
                           Warnock & Company, LLC, a private investment management firm established in 1995. Prior to founding Cahill Warnock, Mr. Warnock spent 12 years at T. Rowe Price Associates in a variety of investment management positions. Mr. Warnock also serves as a director of Children's Comprehensive

                           Services, Inc., Environmental Safeguards, Inc., Concorde Career Colleges, Inc. and Touchstone Applied Science Technologies, Inc.

INFORMATION CONCERNING CONTINUING DIRECTORS

         Certain information as to each director who will continue in office is set forth below. The information appearing below and certain information regarding beneficial ownership of securities by such directors contained in this proxy statement has been furnished to the Company by the directors. Messrs. Prim and Filipowski are brothers-in-law.

CONTINUING CLASS B DIRECTORS TO SERVE UNTIL ANNUAL MEETING FOR THE FISCAL YEAR ENDED JULY 31, 2002

DIRECTOR             AGE                  BIOGRAPHICAL INFORMATION
--------             ---                  ------------------------

Richard A. Brenner    37   Mr. Brenner has served as a director since August
                           1998. Mr. Brenner has been the president of Amarr
                           Company, a manufacturer and distributor of garage doors, since July 1993.

Robert J. Lunn        50   Mr. Lunn has served as one of the Company's directors
                           since December 1999. Mr. Lunn is the founder, managing partner and chief investment officer of Lunn
                           Partners LLC, a private investment banking firm established in 1996. Prior to establishing Lunn
                           Partners, Mr. Lunn was a managing director, member of the operating committee and head of the financial services division at Lehman Brothers Holdings Inc.
                           Mr. Lunn also serves as a director of Shaw
                           Industries, Inc.

John H. Muehlstein    45   Mr. Muehlstein has served as one of the Company's
                           directors since September 1995. Since 1986, Mr.
                           Muehlstein has been a partner of the law firm of Pedersen & Houpt, P.C., a provider of legal services to Blue Rhino. Mr. Muehlstein also serves as a director of SpinCycle, Inc.

CONTINUING CLASS A DIRECTORS TO SERVE UNTIL ANNUAL MEETING FOR THE FISCAL YEAR ENDED JULY 31, 2001

DIRECTOR             AGE                  BIOGRAPHICAL INFORMATION
--------             ---                  ------------------------

Billy D. Prim         44   Mr. Prim co-founded Blue Rhino Corporation in March
                           1994 and has served as its Chief Executive Officer and Chairman since its incorporation and as its President since January 1996. Mr. Prim also serves as president and chief executive officer and is a 51% stockholder of American Oil and Gas, Inc., a North
                           Carolina-based holding company. Until April 1995,
                           American Oil and Gas, Inc. was a distributor of propane gas, home heating oil, diesel fuel and kerosene. Mr. Prim also serves as a director of Southern Community Bank & Trust.

Andrew J. Filipowski  50   Mr. Filipowski co-founded Blue Rhino Corporation in
                           March 1994 and has served as its Vice Chairman since
                           May 1994. Mr. Filipowski is the founder and chairman of divine interVentures, Inc. (formerly Platinum
                           Venture Partners, Inc.), a holding company with interests in information technology, venture capital, software and software services and media-related enterprises. Mr. Filipowski was a co-founder of Platinum Technology International, Inc. and served as its chairman of the board, president and chief executive officer from its formation in April 1987 until its sale to Computer Associates, Inc. in March 1999.
                           Mr. Filipowski also serves as a director of Bluestone
                           Software, Inc. and eShare Technologies.

Craig J. Duchossois   56   Mr. Duchossois has served as a director since May
                           1994. Mr. Duchossois has been the chief executive officer of Duchossois Industries, Inc., a privately-held diversified manufacturing and service company, since 1995, and previously served as its president from 1986 to 1995. Mr. Duchossois also serves as a director of Bissell, Inc. and LaSalle
                           Bank, N.A.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has standing Executive, Compensation and Audit Committees. The Board does not have a nominating committee, and the Board performs the functions that such committee would otherwise perform. Stockholders may nominate candidates for election to the Board, provided that written notice of intent to make such nomination is submitted in accordance with applicable procedures. See "Stockholder Proposals," below.

         The Executive Committee, consisting of Messrs. Duchossois, Filipowski and Prim, makes recommendations to the Board of Directors concerning matters of strategic planning and operational management of the Company and has the power, subject to certain statutory limitations, to address matters on behalf of the Board of Directors which require attention between meetings of the Board of Directors. The Compensation Committee, consisting of Messrs. Brenner and Devick, establishes the salary and incentive compensation for the Company's Chief Executive Officer and, based on recommendations from the Chief Executive Officer, for each of the Company's other executive officers and key employees. The Compensation Committee also administers the Company's employee and director stock incentive plans. The Audit Committee, consisting of Messrs. Brenner, Lunn, Devick and Muehlstein, makes recommendations to the Board of Directors concerning the Company's independent accountants, reviews the results and scope of the audit and other accounting-related services, and reviews and evaluates the Company's internal control functions.

MEETINGS

         The Board of Directors held six meetings during fiscal 2000. The Executive Committee held one meeting and the Compensation and Audit Committees each held three meetings in fiscal 2000. All members of the Board of Directors attended at least 75% of the aggregate of all of the meetings of the Board of Directors and of each committee on which such member served during fiscal 2000.

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors is comprised of four directors who are considered independent under applicable National Association of Securities Dealers rules. The Committee operates under a written charter adopted by the Board in May 2000. A copy of the Audit Committee charter is attached to this proxy statement as Appendix A.

         As noted above, the primary purpose of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. The Audit Committee annually reviews and recommends to the Board the selection of the Company's independent accountants, subject to stockholder ratification.

         Management is responsible for preparing the Company's financial statements. The independent accountants are responsible for performing an independent audit of the Company's audited financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The

Committee's responsibility is to monitor and oversee these processes.

         In this context, the Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The Company's independent accountants also provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountant's that firm's independence.

         Based on the above discussions and review with management and the independent accountants, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended July 31, 2000 for filing with the Commission.

         Respectfully submitted by the Audit Committee of the Board of
Directors:


AUDIT COMMITTEE

Steven D. Devick
Robert J. Lunn
Richard A. Brenner
John H. Muehlstein

                              DIRECTOR COMPENSATION

         In order to enhance its ability to attract, retain and motivate qualified non-employee directors, the Company adopted the Amended and Restated Stock Option Plan for Non-Employee Directors (the "Director Option Plan") effective May 18, 1998. Directors currently receive no cash compensation for their service on the Board of Directors, although they are reimbursed for reasonable expenses incurred in connection with the performance of their duties as directors. The Company's seven non-employee directors are entitled to participate in the Director Option Plan. The Company has reserved 100,000 shares of Common Stock for issuance under the plan, although that number is proposed to be increased. See Proposal 3, below. The plan provides that each director will receive an option to purchase 4,000 shares of Common Stock on the day after each annual meeting of stockholders. For each meeting fewer than four that the director attends between the date the option is granted and the date of the next annual meeting of the stockholders, 1,000 of the shares of Common Stock subject to the option shall be forfeited; provided, that, if a director fails to attend at least two Board meetings during such period, all of the shares of Common Stock subject to the option shall be forfeited. The exercise price for options granted under the plan is the fair market value per share of the Common Stock on the grant date. These options vest ratably on each of the first three anniversaries of the grant date.

         Options granted under the Director Option Plan are nonqualified and thus are not "incentive stock options," as that term is defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee of the Board of Directors administers the Director Option Plan and has the power to adjust the number of shares of Common Stock subject to option grants in case of stock dividends, stock splits, recapitalizations and other similar events. Each option granted under the Director Option Plan is exercisable for a period not to exceed 10 years from the date of grant and lapses upon expiration of such period. Options may not be assigned or transferred except by will or operation of the laws of descent and distribution and each option is exercisable during the lifetime of the director only by such director.

                    INFORMATION CONCERNING EXECUTIVE OFFICERS

         Certain information as to executive officers of the Company not identified above is set forth below. Executive officers are appointed by and serve at the pleasure of the Board. The information appearing below and certain information regarding beneficial ownership of securities by such executive officers contained in this proxy statement has been furnished to the Company by the executive officers.

EXECUTIVE OFFICER       AGE                    BIOGRAPHICAL INFORMATION
-----------------       ----                   ------------------------
Kay B. Martin            47         Ms. Martin has served as the Company's Vice
                                    President and Chief Information Officer
                                    since March 1997. Prior to joining the
                                    Company, Ms. Martin served as the director of information resources for R.J. Reynolds
                                    Tobacco Company from March 1988 to March
                                    1997.

Richard E. Belmont       40         Mr. Belmont has served as the Company's Vice
                                    President of Marketing since August 1998 and served as the Company's Vice President of Sales and Marketing from March 1995 to
                                    August 1998. Prior to joining the Company,
                                    Mr. Belmont was a product planning manager and a product manager with the Char-Broil
                                    Division of W.C. Bradley Co. from January
                                    1991 to March 1995. Mr. Belmont is currently a director of the Barbecue Industry
                                    Association of America.

Joseph T. Culp           43         Mr. Culp has served as the Company's Vice
                                    President of Partner Development since
                                    November 1995. Prior to joining the Company,
                                    Mr. Culp was the general manager of Skelgas
                                    Propane, Inc. from February

                                    1994 to November 1995, and a regional
                                    manager for Suburban Propane Partners, L.P.
                                    from January 1981 to February 1994.

Jerald D. Shadley        53         Mr. Shadley has served as the Company's Vice
                                    President of Sales since August 1998. Prior to joining the Company, Mr. Shadley served as vice president of sales and marketing for McCulloch Corp., a consumer products company, from January 1996 to May 1998. Mr.
                                    Shadley was also executive vice president, sales and marketing from July 1994 to January 1996 and vice president, sales and marketing from April 1991 to July 1994 for Homelite, Inc.

Thomas W. Ferrell        48         Mr. Ferrell has served as the Company's Vice
                                    President of Products since November 1998.
                                    Mr. Ferrell previously served as manager of Rhino Services, L.L.C., a wholly owned subsidiary of the Company, from March 1997 to November 1998. Prior to joining the Company, Mr. Ferrell served as president of Total Operations Management, Inc., a management consulting company, from November
                                    1993 to March 1997.

David Slone              53         Mr. Slone has served as the Company's Vice
                                    President of Technology and Standards since
                                    August 1999. Mr. Slone served as the
                                    Company's Director of Distributor Services from August 1997 to August 1999, Director of
                                    Distribution from January 1997 to August
                                    1997, Plant Manager and Director of Safety and Training from January 1995 to January
                                    1997, and Training Manager from August 1994 to January 1995.

Mac McQuilkin            59         Mr. McQuilkin has served as President and
                                    Chief Executive Officer of Uniflame
                                    Corporation and its predecessor, Uniflame,
                                    Inc., import and design companies, since
                                    1990.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company for the fiscal years ended July 31, 2000, 1999 and 1998 to the Company's Chief Executive Officer and four other most highly compensated executive officers at the end of fiscal 2000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM              ALL OTHER
                                                                                    COMPENSATION           COMPENSATION
                                           ANNUAL COMPENSATION                         AWARDS                   ($)
                                           -------------------                    -----------------        ------------
                                                                 Other Annual     Shares Underlying
    Name and Principal Position     Year        Salary ($)     Compensation ($)       Options (#)
    ---------------------------     ----        ----------     ----------------   -----------------

Billy D. Prim                       2000       $  371,163             --                90,000              $ 93,163 (1)
   President and                    1999          288,923             --                60,000                  --
   Chief Executive Officer          1998          218,538             --                43,312                  --


Mark Castaneda                      2000          163,192        $ 77,459 (2)           70,000                 2,900 (3)
   Secretary and Chief Financial    1999          138,359             --                36,796                  --
   Officer                          1998           78,846             --                32,561                  --


Richard E. Belmont                  2000          124,563             --                35,000                 2,593 (4)
   Vice President of Marketing      1999          118,322             --                24,000                  --
                                    1998          112,708             --                26,890                  --


Joseph T. Culp                      2000          121,135             --                35,000                   566 (5)
   Vice President of Partner        1999          115,174             --                24,000                  --
   Development                      1998          109,710             --                26,890                  --


Jerald D. Shadley                   2000          143,931             --                45,000                 1,200 (7)
   Vice President of Sales          1999          132,247         40,000 (6)            24,000                  --
                                    1998            --                --                 --                     --

-------

(1) Includes a supplemental retirement amount of $90,000 accrued for Mr. Prim under his employment agreement with the Company and Company contributions of $3,163 under the Blue Rhino Corporation and Subsidiaries 401(k) Plan (the "401(k) plan").

(2) Represents $50,000 for reimbursement of relocation expenses and $27,459 in tax reimbursements paid to Mr. Castaneda in fiscal 2000 for expenses incurred in 1997 and 1998 and previously deferred.

(3)  Represents Company contributions under the Company's 401(k) plan.

(4)  Represents Company contributions under the Company's 401(k) plan.

(5)  Represents Company contributions under the Company's 401(k) plan.

(6)  Represents reimbursement for relocation expenses.

(7)  Represents Company contributions under the Company's 401(k) plan.

OPTION GRANTS

     The following table sets forth information regarding grants of stock options to the Named Officers pursuant to the 1998 Stock Incentive Plan during fiscal 2000.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                          NUMBER OF           % OF                                    ANNUAL RATES OF STOCK PRICE
                          SECURITIES     TOTAL OPTIONS                                      APPRECIATION FOR
                          UNDERLYING       GRANTED TO       EXERCISE                        OPTION TERM (2)
                           OPTIONS        EMPLOYEES IN     PRICE PER     EXPIRATION
NAME                    GRANTED(#)(1)     FISCAL YEAR     SHARE($/SH)       DATE          5%           10%
                      ----------------------------------------------------------------------------------------------
 Billy D. Prim              40,000           6.49%        $   6.50         10/18/09  $   163,513  $   414,373
                            50,000           8.11%            8.06         07/03/10      253,539      642,517


 Mark Castaneda             30,000           4.87%            6.50         10/18/09      122,634      310,780
                            40,000           6.49%            8.06         07/03/10      202,831      514,014


 Richard E. Belmont         15,000           2.43%            6.50         10/18/09       61,317      155,390
                            20,000           3.25%            8.06         07/03/10      101,416      257,007


 Joseph T. Culp             15,000           2.43%            6.50         10/18/09       61,317      155,390
                            20,000           3.25%            8.06         07/03/10      101,416      257,007


 Jerald D. Shadley          15,000           2.43%            6.50         10/18/09       61,317      155,390
                            30,000           4.87%            8.06         07/03/10      152,123      385,510

-------

(1) These options have a term of 10 years, are nonqualified stock options and have an exercise price equal to the fair market value of the Common Stock on the date of grant. Options generally vest 20% on each anniversary of the grant date until fully vested (i.e., five years from the grant date) and are exercisable upon vesting. Options may be transferable to certain family members and affiliated entities.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of future Common Stock prices.

The following table sets forth information with respect to unexercised stock options granted under the Company's stock incentive plans as of the end of fiscal 2000.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING                 VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS                  IN-THE-MONEY OPTIONS
                           SHARES                              HELD AT JULY 31, 2000(#)             AT JULY 31, 2000($)(1)
                         ACQUIRED ON        VALUE         -------------------------------       -------------------------------
         NAME            EXERCISE(#)     REALIZED($)      EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
         ----            -----------     -----------      -----------       -------------       -----------       -------------
Billy D. Prim                --              --             100,181            154,000            $79,718            $68,100

Mark Castaneda               --              --              28,921            110,436             11,435             51,230

Richard E. Belmont           --              --              33,122             66,000             45,815             25,615


Joseph T. Culp               --              --              18,000             66,000              --                25,615


Jerald D. Shadley            --              --              16,000             73,000              --                26,235

--------

(1) Calculated by determining the difference between the market value of $8.125 per share for the Common Stock underlying the options at July 31, 2000 and the exercise prices of each Named Officer's options.

OTHER COMPENSATION ARRANGEMENTS

         On May 31, 1999, the Company entered into an employment agreement with Mr. Prim, the Company's Chairman, President and Chief Executive Officer. The agreement has a rolling five-year term beginning as of January 1, 1999. Upon 90 days' notice by either the Company or Mr. Prim, the term will thereafter continue for five years after the notice period. The agreement provides for a minimum base salary of $350,000 during the term of the agreement, with cost of living adjustments. In addition, the agreement provides that Mr. Prim is entitled to (i) receive bonuses at the discretion of the Board of Directors,
(ii) participate in the Company's Executive Incentive Plan, the Company's 1998 Stock Incentive Plan, and any other bonus or incentive plans of the Company in which other senior executives of the Company are entitled to participate and
(iii) receive split dollar life insurance benefits, club memberships and an automobile during the term. Mr. Prim's base salary for calendar 2000 is $376,650.

         Upon termination of Mr. Prim's employment for any reason, he is entitled to receive his then current base salary through the last day of the calendar month in which the termination date occurs. In addition, upon (i) Mr. Prim's termination of his employment with the Company because of "good reason," as defined in the agreement, (ii) Mr. Prim's election to terminate his employment relationship with the Company (or any successor) within 12 months of a "change in control," as defined in the agreement, (iii) the exercise by the Company of the 90-day termination notice provision described in the agreement, or (iv) the Company's termination of Mr. Prim's employment with the Company as a result of his "disability," as defined in the agreement, he (or his spouse in the event of his death) is entitled to receive his base salary, with annual cost of living adjustments, for five years following the termination date. In addition, for the ten years following the five-year base salary period, Mr. Prim is entitled to receive monthly retirement benefit payments equal to 70% of his base salary during the last year of the five-year period. Following these termination events, the Company is required to use its best efforts to provide Mr. Prim and his dependents with coverage under the Company's health care plans until the earlier of his death or the month in which the last retirement benefit payment is made. Such health care coverage shall be at no cost to Mr. Prim, unless the premiums exceed the then highest premium payable by an employee of the Company.

         For two years following the termination of his employment, Mr. Prim is subject to a non-competition and non-solicitation agreement. Failure to comply with these provisions may result in cessation of any post-termination payments to or benefits for Mr. Prim.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for the development of the Company's executive compensation policies and the administration of those policies. The Compensation Committee evaluates the performance of management and establishes the salary and incentive compensation for the Company's Chief Executive Officer and, based on recommendations from the Chief Executive Officer, for each of the Company's other executive officers and key employees. In establishing the compensation of individual executive officers for fiscal 2000, the Compensation Committee considered published compensation surveys, the amount of compensation paid to executive officers at comparable companies in the consumer product and propane industries, market conditions, the recommendations of management and the attainment of certain performance goals.

Executive Compensation Policy

         The Company's general compensation policy is that total compensation should vary with the performance of the Company and the individual based on the attainment of certain service and financial and non-financial objectives. The Compensation Committee's objectives include:

         o attracting and retaining talented executives and employees critical to the long-term success of the Company by offering compensation packages competitive with those provided by other publicly-held high growth companies;

         o aligning the interests of the Company's management with the interests of the Company's stockholders by developing compensation programs that link compensation directly to increases in stockholder value; and

         o maintaining an appropriate balance between base salary and performance-based compensation, with a higher proportion of compensation being performance-based as an officer's or key employee's level of responsibility increases.

         The Company's principal compensation components for executive officers are base salary, stock incentives awarded under the 1998 Stock Incentive Plan and additional incentive opportunities under the Company's Executive Incentive Plan payable in the form of cash or stock options. During fiscal 2000, the compensation of executive officers of the Company was comprised of base salary and options granted under the Company's 1998 Stock Incentive Plan. In addition, all employees of the Company who have been employed for six months or more are eligible to participate in the Company's 401(k) plan beginning on the first day of the first fiscal quarter following the completion of six months of service. Subject to limitations imposed by the Code, participants in the 401(k) plan may contribute up to 15% of their total base compensation to the plan. In 1999, the Company also initiated a match to an employee's 401(k) contributions in the amount of $.50 of every $1.00 contributed up to 6% of an employee's salary.

Base Salary

         The Company's policy is to pay base salaries that are generally competitive with the median base salaries paid by comparable companies in the consumer product and propane industries. The Compensation Committee determines a base salary for each executive officer based upon individual performance, level of responsibility, experience and competitive factors. The Compensation Committee did not commission any formal surveys of executive officer compensation at comparable companies during fiscal 2000, but relied on published surveys for indications of salary trends generally and at growth companies in particular. The Compensation Committee used all of these factors in recommending base salary levels, but did not assign specific weight to any particular factor.

Incentive Plans

         The grant of options under the Company's 1998 Stock Incentive Plan is the primary method by which the Compensation Committee motivates executive officers to meet and surpass performance goals and awards employees for continued service to the Company. Stock options are intended to focus executive officers on managing the Company from the perspective of owners with an equity interest and to link their long-term compensation directly with increases in stockholder value.

         The Company awards both discretionary option grants and performance-based option grants under the 1998 Stock Incentive Plan. Discretionary options granted under the 1998 Stock Incentive Plan are based on attainment of service and performance objectives established by the Compensation Committee. These options vest 20% on each anniversary of the grant date and, thus, do not fully vest until five years after the grant date. In addition, because the exercise price of options granted under the 1998 Stock Incentive Plan may not be less than the market value of the Common Stock on the grant date, recipients of option grants receive no compensation unless the price per share of Common Stock increases after the grant date. Based upon their position and level of responsibility within the Company, the Named Officers were granted discretionary options for a total of 275,000 shares of Common Stock in fiscal 2000. Certain executive officers also have outstanding options granted under the Company's 1994 Stock Incentive Plan, although the Company no longer grants options under that plan.

         The Executive Incentive Plan, which is designed to promote the growth and management of the Company's business, serves as an additional incentive opportunity for senior management. For fiscal 2000, the grant of performance awards was contingent upon attaining specified quarterly and annual earnings per share objectives in which individual targets were compared to quarterly net income (pre-tax) results. If the performance goals are met under the plan, awards are payable in the form of quarterly cash awards or the grant of options under the 1998 Stock Incentive Plan as determined in the Compensation Committee's discretion. These performance-based options, which also have an option price equal to fair market value at the time of grant, vest one year plus one day after the date of grant and are intended to serve as an additional incentive to participants to improve the Company's performance. In fiscal 2000, the performance targets were not met and no cash awards or performance-based options were granted under the plan.

Compensation of Chief Executive Officer

         The Compensation Committee determines the compensation of Mr. Prim, the Company's President and Chief Executive Officer, based on the same criteria applicable to the Company's other executive officers. In April 1998, the Compensation Committee approved an employment agreement between the Company and Mr. Prim, which was entered into on May 31, 1999, effective as of January 1, 1999. See "Other Compensation Arrangements," above. The Compensation Committee believes Mr. Prim's current base salary of $376,650 is in line with the median salaries of other chief executive officers in the consumer product and propane industries.

         Pursuant to the Committee's recommendations, Mr. Prim was granted options for 90,000 shares of Common Stock in fiscal 2000. Mr. Prim's leadership was essential to the Company's successful expansion of retail locations and the attainment of certain internal revenue and performance targets. The Compensation Committee also considered important Mr. Prim's role in identifying and negotiating the Company's three significant acquisitions during fiscal 2000, his oversight of the integration of the acquired businesses into the Company's operations and his success in securing additional capital for the Company.

Section 162(m)

         Under Section 162(m) of the Code, federal income tax deductions of publicly traded companies may be limited to the extent total compensation for certain executive officers exceeds $1,000,000 in any one year. Currently, none of the Company's executive officers receive annual compensation in excess of $1,000,000. However, if an executive officer were to receive compensation in excess of $1,000,000, the Compensation Committee expects to structure such compensation to meet the requirements of Section 162(m) and preserve the Company's federal income tax deduction to the extent practicable to do so. See Proposal 2, below.

         Respectfully submitted by the Compensation Committee of the Board of
Directors:


COMPENSATION COMMITTEE

Richard A. Brenner
Steven D. Devick

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 2000, Messrs. Brenner and Devick served on the Compensation Committee of the Board of Directors. In September 1999, each of Messrs. Brenner and Devick participated in the Company's private placement of Common Stock, each investing $100,000 for 13,559 units. Each unit consisted of one share of Common Stock and one warrant to purchase 0.35 shares of Common Stock. The price per unit was $7.375, which was the closing price of our Common Stock on September 3, 1999, the final trading day prior to the consummation of the offering. The warrants may be exercised at a price equal to $8.48 per share at any time prior to September 7, 2004. Such purchases were made on the same terms and conditions as purchases by other investors in the private placement.


                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total return on the Company's Common Stock for the period May 19, 1998, the first date on which the Common Stock was traded, through July 31, 2000 with (i) the cumulative total return of the Nasdaq Composite Index for The Nasdaq Stock Market for the same period and (ii) the cumulative total return of an index of peer group companies for the same period. The following emerging consumer product and consumer service companies have been included in the peer group index: Central Garden and Pet Company, Glacier Water Services, Inc., U.S.A. Floral Products, Inc. and NUCO2, Inc. Service Experts, Inc., included in the peer group index used for the fiscal year ended July 31, 1999, has been omitted because it has since been acquired. The graph assumes $100 was invested on May 19, 1998 in the Company's Common Stock and in the stock represented by the two indexes, and that all dividends paid, if any, were reinvested. The stock price performance of the Company's Common Stock reflected in the following graph is not necessarily indicative of future performance.

                       [STOCK PERFORMANCE GRAPH OMITTED]

---------------------------------------------------------------
                 5/19/1998  7/31/1998    7/31/1999    7/31/2000
---------------------------------------------------------------
Blue Rhino          100        123          74           63
---------------------------------------------------------------
4 Peer Companies    100         79          44           30
---------------------------------------------------------------
NASDAQ              100        101         143          204
---------------------------------------------------------------

                       BENEFICIAL OWNERSHIP OF DIRECTORS,
                EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock and Preferred Stock as of October 31, 2000 by (i) each person known by the Company to own beneficially more than 5% of either the Common Stock or the Preferred Stock, (ii) each director of the Company, (iii) each director nominee, (iv) each Named Officer and (v) all executive officers and directors as a group.

                                                               COMMON STOCK                        PREFERRED STOCK
                                                    ---------------------------------       ------------------------------
                                                    AMOUNT AND NATURE                       AMOUNT AND NATURE
                                                      OF BENEFICIAL          PERCENT          OF BENEFICIAL       PERCENT
NAME AND ADDRESS                                      OWNERSHIP (1)          OF CLASS         OWNERSHIP (1)       OF CLASS
----------------                                    -----------------        --------       -----------------     --------
Andrew J. Filipowski (2)                                1,924,615             18.7%              41,667             1.5%
     508 Stonegate Lane
     Winston-Salem, NC 27104

Billy D. Prim (3)                                       1,413,182             13.7%               8,333              *
     104 Cambridge Plaza Drive
     Winston-Salem, NC 27104

Craig J. Duchossois (4)                                   658,994              6.4%                --               --
     845 Larch Avenue
     Elmhurst, IL 60126

Richard A. Brenner (5)                                     33,637               *                  --               --
     464 Sheffield Drive
     Winston-Salem, NC 27104

Mark Castaneda (6)                                         39,366               *                  --               --
     104 Cambridge Plaza Drive
     Winston-Salem, NC 27104

John H. Muehlstein (7)                                     13,116               *                  --               --
     161 North Clark Street, Suite 3100
     Chicago, IL 60601

Steven D. Devick (8)                                      359,552              3.5%                --               --
     1901 Midwest Club Parkway
     Oak Brook, IL 60523

David Warnock (9)                                          --                  --                  --               --
     1 South Street
     Baltimore, MD  21202

Robert J. Lunn (10)                                        92,858               *                  --               --
     209 South LaSalle Street
     Chicago, IL 60604

                                                               COMMON STOCK                        PREFERRED STOCK
                                                    ---------------------------------       ------------------------------
                                                    AMOUNT AND NATURE                       AMOUNT AND NATURE
                                                      OF BENEFICIAL          PERCENT          OF BENEFICIAL       PERCENT
NAME AND ADDRESS                                      OWNERSHIP (1)          OF CLASS         OWNERSHIP (1)       OF CLASS
----------------                                    -----------------        --------       -----------------     --------
Jerald R. Shadley (11)                                     29,317               *                  --               --
     104 Cambridge Plaza Drive
     Winston-Salem, NC 27104

Joseph T. Culp (12)                                        36,257               *                  --               --
     104 Cambridge Plaza Drive
     Winston-Salem, NC 27104

Richard E. Belmont (13)                                    36,122               *                  --               --
     104 Cambridge Plaza Drive
     Winston-Salem, NC 27104

Directors and executive officers as a group             5,024,976             48.8%               50,000           1.8%
(16 individuals)

SAFECO Corporation (14)                                   662,700              6.4%                --               --
     4333 Brooklyn Avenue N
     Seattle, WA 98185

Bank of America Corporation (15)                          502,000              4.9%                --               --
   100 North Tryon Street
   Charlotte, NC  28255

Cahill, Warnock Strategic Partners II, LLC (16)            --                  --              1,500,000          52.6%
     1 South Street
     Baltimore, MD 21202

Richard Kiphart                                            --                  --                166,667           5.8%
     222 West Adams Street
     Chicago, IL 60606

Gold Banc Corporation, Inc.                                --                  --              1,000,000          35.1%
     11301 Nall Avenue
     Leawood, Kansas 66211

-------

  * Less than 1%.


(1) Beneficial ownership is determined in accordance with the rules of the Commission and is based upon filings made by such persons with the Commission and upon information provided to the Company. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock or Preferred Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of October 31, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each stockholder's name.

(2) Includes 1,209,659 shares of common stock owned by Mr. Filipowski, 28,239 shares issuable upon the exercise of vested options held by Mr. Filipowski, 84,003 shares issuable upon the exercise of vested warrants held by Mr. Filipowski, 38,000 held by A.G.F. 1999 Declaration of Trust of which Mr. Filipowski serves as the trustee, 216,127 shares of common stock owned by American Oil and Gas, of which Mr. Filipowski owns 44% of the issued and outstanding shares, 333,466 shares of common stock owned by Platinum Venture Partners I, L.P. ("PVP"), the general partner of which is divine interVentures, Inc. (formerly Platinum Venture Partners, Inc.), of which Mr. Filipowski owns 22.5% of the shares and serves as a director, 1,890 shares of common stock beneficially owned by Jennifer R. Filipowski, 1,890 shares of common stock beneficially owned by Mr. Filipowski as trustee on behalf of the Andrew E. Filipowski Trust, 1,890 shares of common stock beneficially owned by Veronica Filipowski as trustee on behalf of the Alexandra Filipowski Trust, 1,890 shares of common stock beneficially owned by Veronica Filipowski as trustee on behalf of the James Meadows Trust and 7,561 shares of common stock beneficially owned by Veronica Filipowski.

(3) Includes 1,030,076 shares of common stock held by Mr. Prim, 47,457 shares issuable upon the exercise of a warrant issued in September 1999, 108,181 shares of common stock issuable upon the exercise of vested options held by Mr. Prim, 216,127 shares of common stock owned by American Oil and Gas, of which Mr. Prim owns 56% of the issued and outstanding shares and has voting and investment control, 7,561 shares of common stock beneficially owned by Debbie W. Prim, 1,890 shares of common stock beneficially owned by Debbie W. Prim as trustee on behalf of Sarcanda Westmoreland and 1,890 shares of common stock beneficially owned by Debbie W. Prim as trustee on behalf of Anthony G. Westmoreland.

(4)    Includes 482,147 shares of common stock beneficially owned by the Craig
       J. Duchossois Revocable Trust, 84,003 shares issuable upon the exercise of warrants held by the Craig J. Duchossois Revocable Trust, 2,500 shares of common stock beneficially owned by R. Bruce Duchossois over which Craig J. Duchossois has voting and investment control, 13,116 shares of common stock issuable upon the exercise of vested options held by Mr. Duchossois, and 77,228 shares of common stock beneficially owned by the Kimberly Family Discretionary Trust over which Mr. Duchossois has voting and investment control.

(5) Includes 22,224 shares of common stock owned by Mr. Brenner, 4,745 shares issuable upon the exercise of a warrant issued in September 1999 and 6,668 shares issuable upon the exercise of vested options.

(6) Includes 3,614 shares of common stock owned by Mr. Castaneda, 472 shares of Common Stock issuable upon the exercise of a warrant issued in September 1999 and 35,280 shares of Common Stock issuable upon the exercise of vested options held by Mr. Castaneda.

(7) Represents the number of shares issuable upon the exercise of vested options.

(8) Includes 13,559 shares of common stock held by Mr. Devick, 4,745 shares of Common Stock issuable upon the exercise of a warrant issued in September 1999, 7,782 shares issuable upon the exercise of vested options held by Mr. Devick and 333,466 shares owned beneficially by PVP.

(9)    See footnote 16, below.

(10) Includes 33,898 shares of common stock and 11,864 shares issuable upon the exercise of a warrant issued in September 1999 held by Lunn Partners Multiple Opportunities Portfolio, L.P., 33,898 shares of common stock and 11,864 shares issuable upon the exercise of a warrant issued in September 1999 held by Lunn Partners Small Cap Value Equity Fund, L.P., and 1334 shares issuable upon the exercise of vested options held by Mr. Lunn. Lunn Partners is the general partner of Lunn Partners Multiple Opportunities Portfolio, L.P. and Lunn Partners Small Cap
       Value Equity Fund, L.P. Mr. Lunn is the managing partner of Lunn
       Partners.

(11) Includes 592 shares of common stock owned by Mr. Shadley, 19,000 shares of common stock issuable upon the exercise of vested options held by Mr. Shadley, 8,500 shares held jointly by Jerald and Sidney Shadley and 1,225 shares issuable upon the exercise of a warrant issued in September 1999 held jointly by Jerald and Sidney Shadley.

(12) Includes 15,122 shares of Common Stock owned by Mr. Culp and 21,000 shares of Common Stock issuable upon the exercise of vested options held by Mr. Culp.

(13) Represents the number of shares issuable upon the exercise of vested options.

(14) SAFECO Corporation and its wholly owned subsidiary SAFECO Asset Management Company have shared voting power and investment discretion with respect to an aggregate of 662,700 shares of common stock. SAFECO Asset Management Company is an investment adviser which holds the shares on behalf of two of its investment company clients: SAFECO Growth Opportunities Fund, a series of SAFECO Common Stock Trust, which holds 527,400 shares of common stock, and SAFECO RST Growth Opportunities Portfolio, a series of the SAFECO Resource Series Trust, which holds 135,300 shares of common stock.

(15) Derived from a Schedule 13G dated February 1, 2000 and jointly furnished to the Company by Bank of America Corporation, NB Holdings Corporation, Bank of America, N.A. and Trade Street Investment Associates, Inc. The
       Schedule 13G indicates that Bank of America Corporation and NB Holdings Corporation have shared voting and dispositive power over all 502,000 of these shares, Bank of America, N.A. has shared voting and dispositive power over 448,800 of these shares and sole voting and dispositive power over 53,200 of these shares, and Trade Street Investment Associates, Inc. has sole voting and dispositive power over 448,800 of these shares.

(16) Includes 1,413,000 shares of Series A Convertible Preferred Stock owned by Cahill, Warnock Strategic Partners Fund II A, L.P. and 87,000 shares of Series A Convertible Preferred Stock owned by Cahill, Warnock Strategic Partners Fund II B, L.P., for which Cahill, Warnock Strategic Partners II, LLC serves as general partner. David L. Warnock, a partner of Cahill, Warnock Strategic Partners II, LLC and the Preferred Stock Director, disclaims beneficial ownership of the shares held by Cahill, Warnock Strategic Partners Fund II A, L.P. and Cahill, Warnock Strategic Partners Fund II B, L.P.


                              CERTAIN TRANSACTIONS

         Since March 1994, the Company has leased its offices in Winston-Salem, North Carolina from Rhino Real Estate, L.L.C., an entity in which Mr. Filipowski and Mr. Prim own 65% and 30%, respectively. Pursuant to the terms of the lease, the Company pays annual rent of $213,000, plus its allocable share of all taxes, utilities and maintenance. The lease terminates on December 31, 2001 and includes an option to renew for an additional three-year term.

         In April 2000, in conjunction with its acquisition of Uniflame, Inc., the Company assumed Uniflame's lease of an office/warehouse facility located in Zion, Illinois from H & M Enterprises, L.L.C. Mac McQuilkin, the president of Uniflame Corporation, a wholly owned subsidiary of the Company, is a member of H & M Enterprises. Pursuant to the terms of the lease, the Company pays annual rent of approximately $300,000, plus its allocable share of all taxes, utilities and maintenance. The lease terminates on March 31, 2005.

         Since March 1997, Platinum Propane and its subsidiaries have acted as the Company's distributors for North Carolina, South Carolina, Georgia, Florida, parts of Virginia and Tennessee, and the Los Angeles, California and Chicago, Illinois territories. Until August 1999, Messrs. Prim and Filipowski owned approximately 40% of the membership interests in Platinum Propane, a holding company for five of the Company's distributorships. In August 1999, the Company paid $873,000 to Platinum Propane. Also in August 1999, Messrs. Prim and Filipowski sold their interests in Platinum Propane to a third party and no longer have any beneficial interest in Platinum Propane or its affiliated distributorships.

         The Company also entered into distribution agreements in February 1998 with Caribou Propane and Javelina Propane to service its Pacific Northwest and Phoenix markets, respectively, and in May 1998 with Raven Propane to service its Philadelphia/New Jersey markets. Until August 1999, Messrs. Prim and Filipowski owned 45% of the membership interests in Ark Holdings, the holding company for Caribou Propane, Javelina Propane and Raven Propane. In August 1999, the Company paid $241,000 to Ark. Also in August 1999, Messrs. Prim and Filipowski sold their interests in Ark and its affiliated distributorships to a third party and no longer have any beneficial interests in Ark or the distributorships.

         In September 1999, the Company completed a private placement of Common Stock raising an aggregate of $7.2 million in new capital. Among the participants in the private placement were the following directors and executive officers: Messrs. Prim, Duchossois, Filipowski, Castaneda, Devick, Brenner and Shadley, who purchased 135,593, 135,593, 135,593, 1,350, 13,559, 13,559 and
3,500 units, respectively, or an aggregate of 438,747 units out of the 981,119 units sold. The units sold consisted of one share of Common Stock and one warrant to purchase 0.35 shares of Common Stock. The price per unit was $7.375, which was the closing price of our Common Stock on September 3, 1999, the final trading day prior to the consummation of the offering. The warrants may be exercised at a price equal to $8.48 per share at any time prior to September 7, 2004. The purchases by the directors and executive officers were on the same terms and conditions as those applicable to other investors. In addition, Lunn Partners, LLC, of which Mr. Lunn, one of the Class B directors, is a principal, received a placement fee in the amount of $120,000 in connection with the purchase of these units by persons other than officers and directors of the Company.

         In September 2000, the Company completed a private placement of $10.3 million in Preferred Stock at a purchase price of $6.00 per share. Mr. Prim and Mr. Filipowski invested $50,000 and $250,000 in the private placement, respectively, and received 8,333 and 41,667 shares of Preferred Stock, respectively. Their purchases of the Preferred Stock were made on the same terms and conditions as the terms and conditions of the other Preferred Stock investors.

         Richard Kiphart, Principal and Manager, Corporate Finance of William Blair & Company, L.L.C. ("William Blair"), invested $1,000,000 in the private placement described in the preceding paragraph and received 166,667 shares of Preferred Stock. Subsequent to the private placement, in October 2000, the Company acquired QuickShip, Inc., a Delaware corporation. The Company has committed to pay William Blair approximately $640,000, plus a warrant initially to purchase 16,667 shares of Common Stock with an exercise price of $6.00 per share, for investment banking services provided to the Company in connection with the private placement and the QuickShip acquisition.

         Mr. Muehlstein, a director of the Company, is also a principal in the firm of Pedersen & Houpt, a Professional Corporation. The Company paid approximately $459,000 during fiscal 2000 to Pedersen & Houpt for legal services provided to the Company.

         The Company believes that the foregoing transactions with directors, officers, stockholders and other affiliates were completed on terms as favorable to the Company as could have been obtained from unaffiliated third parties. The Company has adopted a policy that it will not enter into any material transaction in which a Company director, officer or stockholder has a direct or indirect financial interest, unless the transaction is determined by the Company's Board of Directors to be fair as to the Company or is approved by a majority of the Company's disinterested directors or by the Company's stockholders.


                                   PROPOSAL 2

               APPROVAL OF AMENDMENTS TO 1998 STOCK INCENTIVE PLAN

         The Board of Directors, subject to approval of the Company's stockholders, has approved amendments to the 1998 Stock Incentive Plan to (i) increase the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the plan by 1,000,000 shares and (ii) provide that, to the extent required by Section 162(m) of the Code, no participant may be granted options for more than 300,000 shares during any 12-month period (in each case, subject to adjustment in the event of stock splits or other similar events described below). If these amendments are approved, 2,200,000 shares of Common Stock will be reserved and available for distribution under the 1998 Stock Incentive Plan. Except as discussed herein, approval of these amendments will not alter or amend the other provisions or requirements of the plan.

         The discussion that follows summarizes the proposed amendments to the 1998 Stock Incentive Plan and describes the material terms of the current plan. The summary is subject, in all respects, to the terms of the plan. The Company will provide promptly, upon request and without a charge, a copy of the full text of the 1998 Stock Incentive Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Mr. Mark Castaneda, Secretary, Blue Rhino Corporation, 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104.

DESCRIPTION OF THE 1998 STOCK INCENTIVE PLAN

         The purpose of the 1998 Stock Incentive Plan is to encourage key employees, officers, consultants and advisors of the Company to acquire a proprietary interest in the Company and to generate an increased incentive to contribute to the Company's future success and prosperity. Currently, a maximum of 1,200,000 shares of Common Stock may be issued under the plan, although that number is proposed to be increased to 2,200,000 shares.

              The Compensation Committee of the Board of Directors (or such other committee as appointed by the Board of Directors) is the administrator for the 1998 Stock Incentive Plan and has the power to select officers, employees, consultants and advisors for participation in the plan ("participants"), determine the number of shares of Common Stock subject to each option grant and the terms of exercise for each option granted under the plan. Currently, the terms of the 1998 Stock Incentive Plan provide that no participant may be granted options in any calendar year for more than 20% of the number of shares of Common Stock available for issuance under the plan as of the date of the grant, although this restriction is proposed to be replaced with a new provision limiting annual participant awards to options for no more than 300,000 shares. See "Proposed Amendments to the 1998 Stock Incentive Plan," below. Approximately 125 persons currently are eligible to participate in the 1998 Stock Incentive Plan. No options have been granted to consultants or advisors under the 1998 Stock Incentive Plan.

         All options granted under the 1998 Stock Incentive Plan are nonqualified stock options, and thus are not "incentive stock options," as that term is defined in Section 422(b) of the Code. A stock option entitles the participant to purchase shares of Common Stock from the Company at an exercise price not less than the fair market value of the Common Stock on the grant date. On October 31, 2000, the closing price of the Common Stock on the Nasdaq National Market was $3.875 per share. The exercise price may be paid in cash or such other form of payment as the Company may accept. If approved by the Compensation Committee, the exercise price may be paid with shares of Common Stock.

         The Compensation Committee is authorized to determine when options granted pursuant to the 1998 Stock Incentive Plan will vest and be exercisable, although options generally may not be exercisable less than one year or more than ten years after it is granted. The number of shares of Common Stock reserved for issuance under the plan and subject to option grants and other option terms will be adjusted in the event of stock dividends, stock splits, recapitalizations and other similar events. The Compensation Committee may, in its sole discretion, permit options to be transferred during the participant's lifetime, subject to such conditions and limitations as the Compensation Committee deems reasonable and proper.

         In the event of a merger, consolidation, sale of all or substantially all of the assets of the Company, or liquidation of the Company, the Board of Directors (or the board of directors of a corporation assuming the obligations of the Company) may, in its discretion, take one or more of several actions under the 1998 Stock Incentive Plan with respect to outstanding options, including providing that all outstanding options will become exercisable in full or providing that all outstanding options will be assumed or substituted by the succeeding corporation on terms the Board of Directors determines to be appropriate.

         No awards may be made under the 1998 Stock Incentive Plan after ten years following the date of the adoption of the plan, which was November 18, 1998. The Board of Directors may terminate the 1998 Stock Incentive Plan sooner without further action by the stockholders. The Board of Directors may also amend the 1998 Stock Incentive Plan, subject to certain restrictions.

FEDERAL INCOME TAX CONSEQUENCES

         The following summary briefly describes the principal federal income tax consequences of awards under the 1998 Stock Incentive Plan. The summary is not intended to cover all tax consequences that may apply to a particular Participant or to the Company.

         As noted above, options granted under the 1998 Stock Incentive Plan are not "incentive stock options," as that term is defined in Section 422(b) of the Code. Participants granted options under the 1998 Stock Incentive Plan will not be subject to federal income tax at the time of grant, and the Company will not be entitled to a tax deduction by reason of such grant. Upon exercise of an option, the difference between the exercise price and the fair market value of the stock on the date of exercise will be taxable as ordinary income to the participant in the year in which the exercise occurs. The Company will be entitled to a corresponding deduction, to the extent permitted by under Section 162(m) of the Code, at the same time a participant recognizes income and in an amount equal to the amount of ordinary income recognized by the participant (provided the Company satisfies applicable federal income tax reporting requirements).

         As described above, the Company is generally entitled to an income tax deduction for any compensation income taxed to participants in the 1998 Stock Incentive Plan. Under Section 162(m) of the Code, however, unless compensation meets the stockholder approval and other requirements of an exception provided in Code Section 162(m) for performance-based compensation, the Company would not be entitled to a deduction for compensation paid to certain covered executives to the extent his or her compensation exceeds $1,000,000. As proposed to be amended, the 1998 Stock Incentive Plan is designed to meet the stockholder approval and other requirements of Code Section 162(m).

         The participant's basis in the shares of Common Stock acquired upon exercise of an option will equal the option price plus the amount of income taxable at the time of exercise. Upon a subsequent sale of the shares of Common Stock by the participant, the participant will recognize short-term or long-term capital gain or loss (depending on the applicable holding period).

PROPOSED AMENDMENTS TO THE 1998 STOCK INCENTIVE PLAN

         As noted above, the Board of Directors has adopted certain amendments to the 1998 Stock Incentive Plan, subject to stockholder approval. These amendments would increase the number of shares available for issuance under the Plan by 1,000,000 shares and provide that, to the extent required by Section 162(m) of the Code, no participant may be granted options during any 12-month period for more than 300,000 shares (in each case, subject to adjustment as described above). Except as discussed herein, approval of these amendments will not alter or amend other provisions of the 1998 Stock Incentive Plan.

         Currently, the 1998 Stock Incentive Plan authorized 1,200,000 shares of Common Stock for issuance upon the exercise of options granted under the plan. As of October 31, 2000, options to purchase 1,069,609 shares of Common Stock were outstanding under the 1998 Stock Incentive Plan. Because only 130,391 shares remain available under the 1998 Stock Incentive Plan, the Board of Directors believes the proposed increase in the number of shares of Common Stock available under the plan is necessary to enable the Company to continue to attract and retain qualified employees, officers, consultants and advisors in an increasingly competitive market and to continue to provide an incentive for excellent performance by participants.

         The 1998 Stock Incentive Plan is also proposed to be amended (subject to stockholder approval) to impose an annual participant award limitation in order to comply with Section 162(m) of the Code. Section 162(m) limits the deductibility of compensation paid to the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) of a public company in excess of $1,000,000 unless certain conditions are met. In particular, Section 162(m) of the Code and related regulations require that the stockholders approve the maximum award limitation (or the formula used to determine such limitation) applicable to participants during a specified period.

         The 1998 Stock Incentive Plan currently provides that the Compensation Committee may not grant options to any participant during any calendar year for more than 20% of the shares remaining available for issuance. Under the terms of the amendments to the 1998 Stock Incentive Plan, the provision would be deleted and replaced with the restriction that no participant may be granted options for more than 300,000 shares during any 12-month period. The purpose of these amendments are to ensure compliance with the Section 162(m) requirements by imposing a fixed award limit (rather than variable limit based on the number of shares remaining available under the plan) and to afford the Company more flexibility in establishing the terms of option grants. The Company has no present intention of granting options to any single individual at or near the proposed annual limitation, but desires to preserve the flexibility to do so in appropriate circumstances.

         The amount of compensation that will be paid pursuant to the grant of options under the 1998 Stock Incentive Plan in the current fiscal year is not yet determinable due to vesting and other requirements. See "Executive Compensation -- Option Grants in Last Fiscal Year," above, for information regarding the grant of options under the 1998 Stock Incentive Plan to the Named Officers during fiscal 2000.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE 1998 STOCK INCENTIVE PLAN. PROXIES WILL BE VOTED FOR THE AMENDMENTS TO THE 1998 STOCK INCENTIVE PLAN UNLESS A VOTE AGAINST THIS PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

                                   PROPOSAL 3

                  APPROVAL OF AMENDMENT TO DIRECTOR OPTION PLAN

         The Board of Directors, subject to approval of the Company's stockholders, has approved an amendment to the Director Option Plan to better meet the ongoing needs of the Company by increasing the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Director Option Plan by 300,000 shares (subject to adjustment as provided below). If this amendment is approved, 400,000 shares of Common Stock will be reserved and available for distribution under the Director Option Plan. Except as provided below, approval of this amendment will not alter or amend other provisions or requirements of the Director Option Plan.

         The discussion that follows summarizes the proposed amendment to the Director Option Plan and describes the material terms of the current plan. The summary is subject, in all respects, to the terms of the plan. The Company will provide promptly, upon request and without a charge, a copy of the full text of the Director Option Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Mr. Mark Castaneda, Secretary, Blue Rhino Corporation, 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104.

DESCRIPTION OF THE DIRECTOR OPTION PLAN

         The purpose of the Director Option Plan is to attract and retain persons of exceptional ability to serve as members of the Board of Directors of the Company, and to align the interests of the Company's non-employee directors with those of the stockholders in enhancing the value of the Common Stock. Directors currently receive no cash compensation for their service on the Board of Directors, although they are reimbursed for reasonable expenses incurred in connection with the performance of their duties as directors. Directors of the Company who are not employees or officers of the Company are eligible to participate in the Director Option Plan. Currently, the Company's seven non-employee directors are entitled to participate in the Director Option Plan (the "Directors").

         The Compensation Committee of the Board of Directors (or such other committee as appointed by the Board of Directors) administers the Director Option Plan. The plan provides that each Director will receive on an annual basis on the day after the annual meeting of the stockholders of the Company options to purchase 4,000 shares of Common Stock. These options are subject to forfeiture in the event a Director fails to attend four Board meetings between the date the options are granted and the date of the next annual meeting of the stockholders in the amount of options for 1,000 shares for each meeting less than four that the Director fails to attend. In addition, in the event the Director fails to attend at least two Board meetings between the date the options are granted and the date of the next annual shareholders meeting, the Director shall forfeit all the options granted on the previous grant date. The number of shares of Common Stock reserved under the plan and subject to option grants and other option terms will be automatically adjusted in case of stock dividends, stock splits, recapitalizations and other similar events.

         Each option granted under the plan entitles the Director to purchase shares of Common Stock from the Company at the exercise price. The exercise price of options granted under the plan may not be less than the fair market value of the Common Stock on the grant date, as determined by the Compensation Committee in accordance with the terms of the plan. The exercise price may be paid in cash or, if approved by the Compensation Committee, payment in part or in full may be made with shares of Common Stock. As of October 31, 2000, there were options to purchase 80,000 shares with a weighted average exercise price of $18.04 per share outstanding under the plan and options for 18,671 shares are vested and exercisable. On October 31, 2000, the fair market value of the Common Stock was $3.875 per share.

         Each option granted under the Director Option Plan generally vests at the rate of one-third per year commencing on the first anniversary of the grant date, and each option granted under the plan is exercisable for a period not to exceed ten years from the date of grant and will lapse upon expiration of such period. In addition, upon a change in control of the Company (as defined in the Director Option Plan), all outstanding options will become fully vested and, in certain circumstances, may be repurchased by the Company.

         Options generally may not be assigned or transferred except by will or operation of the laws of descent and distribution, and each option is exercisable during the lifetime of the Director only by the Director. However, options may be transferred to family members and related entities if so provided in the option agreement evidencing the grant of the option.

         No options may be granted under the Director Option Plan after December 30, 2008. The Board of Directors may terminate the Director Option Plan sooner without further action by the stockholders. The Board of Directors may also amend the plan, subject to certain restrictions.

FEDERAL INCOME TAX CONSEQUENCES

         The following summary briefly describes the principal federal income tax consequences of awards under the Director Option Plan. The summary is not intended to cover all tax consequences that may apply to a particular Director or to the Company.

         Options granted under the Director Option Plan are not "incentive stock options," as that term is defined in Section 422(b) of the Code. Directors granted options under the Director Option Plan will not be subject to federal income tax at the time of grant, and the Company will not be entitled to a tax deduction by reason of such grant. Upon exercise of an option, the difference between the exercise price and the fair market value of the stock on the date of exercise will be taxable as ordinary income to the Director in the year in which the exercise occurs. The Company will be entitled to a corresponding deduction at the same time a Director recognizes income and in an amount equal to the amount of ordinary income recognized by the Director.

         The Director's basis in the shares of Common Stock acquired upon exercise of an option will equal the option price plus the amount of income taxable at the time of exercise. Upon a subsequent sale of the shares of Common Stock by the Director, the Director will recognize short-term or long-term capital gain or loss (depending on the applicable holding period).

PROPOSED AMENDMENT TO THE DIRECTOR OPTION PLAN

         Currently, the Director Option Plan has 100,000 shares of Common Stock available for issuance upon the exercise of options granted under the plan. As noted above, as of October 31, 2000, options to purchase 80,000 shares of Common Stock were outstanding under the Director Option Plan. Because only 20,000 shares remain available under the Director Option Plan, the Board of Directors believes that an increase in the number of shares of Common Stock available under the plan is necessary to provide the Company with a sufficient number of shares of Common Stock to compensate Directors for their services to the Company. The number of shares of Common Stock subject to options granted annually to Directors under the terms of the plan is not proposed to be adjusted, and the proposal to increase the number of shares of Common Stock available under the plan will not affect the annual option grants, other than to extend the period during which shares of Common Stock will be available for awards.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT TO THE DIRECTOR OPTION PLAN. PROXIES WILL BE VOTED FOR THE AMENDMENT TO THE DIRECTOR OPTION PLAN UNLESS A VOTE AGAINST THIS PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

                                   PROPOSAL 4

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Audit Committee has recommended and the Board of Directors has approved the engagement of Ernst & Young LLP as the independent accountants of the Company for the fiscal year ending July 31, 2001. Ernst & Young, independent certified public accountants, has reviewed the financial statements of the Company since the fiscal quarter ended January 31, 1999 and audited the Company's financial statements for the fiscal years ended July 31, 2000 and 1999. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she chooses to do so. The representative also is expected to be available to respond to appropriate questions from stockholders.

         Although stockholder approval of the engagement is not required by law, the Board of Directors desires to solicit such approval. If the appointment of Ernst & Young is not approved by a majority of the shares represented at the Annual Meeting, the Board of Directors will consider the appointment of other independent accountants for fiscal 2001.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JULY 31, 2001. PROXIES WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT UNLESS A VOTE AGAINST THIS PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

                              STOCKHOLDER PROPOSALS

         Under regulations of the Commission, any stockholder desiring to make a proposal to be acted upon at the 2001 annual meeting of stockholders must present such proposal to the Company at its principal office in Winston-Salem, North Carolina by July 19, 2001 for the proposal to be considered for inclusion in the Company's proxy statement.

         Only business properly brought before an annual meeting may be subject to action at the meeting. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a stockholder (even if the proposal is not to be included in the Company's proxy statement), the Company's bylaws provide that the stockholder must give timely notice in writing to the Secretary of the Company at least 90 calendar days in advance of the anniversary date of the release of the Company's proxy statement for the previous year's annual meeting. As to each matter, the notice must contain (i) the name and address of the stockholder who intends to raise the matter; (ii) the business desired to be raised at the meeting and the reasons for considering such business; (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote with respect to the matter and that he intends to appear in person or by proxy at the meeting to raise the matter; (iv) the stockholder's total beneficial ownership of the Company's voting stock; and
(v) the stockholder's interest in the matter. The chairman of the meeting may refuse to consider any business that is not raised in accordance with these procedures. A proxy may confer discretionary authority to vote on any matter at an annual meeting if the Company does not receive proper notice of the matter within the timeframe described above.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, officers and persons beneficially owning more than 10% of the Company's outstanding Common Stock to file periodic reports of stock ownership and stock transactions with the Commission. Based solely on a review of copies of these reports furnished to the Company, the Company believes all of these reports were filled in a timely manner except as follows: Messrs. Prim and Filipowski each failed to timely report one transaction in August 1999 involving the disposition of 1,285 shares of Common Stock indirectly owned by each of them. In September 1999, Mr. Devick failed to timely report one transaction involving the acquisition of 13,559 shares of Common Stock.

                             ADDITIONAL INFORMATION

         UPON WRITTEN REQUEST BY A STOCKHOLDER OF RECORD ON OCTOBER 31, 2000, THE COMPANY WILL PROVIDE WITHOUT CHARGE AN ADDITIONAL COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JULY 31, 2000. REQUESTS SHOULD BE DIRECTED TO MARK CASTANEDA, THE SECRETARY OF THE COMPANY, AT 104 CAMBRIDGE PLAZA DRIVE, WINSTON-SALEM, NORTH CAROLINA 27104.

                                  OTHER MATTERS

         As of the date of this proxy statement, the Board of Directors knows of no other business to come before the Annual Meeting for consideration by the Company's stockholders. If any other business properly comes before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares represented by the proxy in accordance with their best judgment.

                                              By Order of the Board of Directors

                                              /s/ Mark Castaneda

                                              Mark Castaneda
                                              Secretary

Winston-Salem, North Carolina
November 16, 2000

                                                                      APPENDIX A

                             AUDIT COMMITTEE CHARTER
                                       OF
                             BLUE RHINO CORPORATION


Organization

This charter governs the operations of the Audit Committee of the Board of Directors of Blue Rhino Corporation ("Blue Rhino" or the "Company"). The Audit Committee shall review and reassess this charter at least annually and obtain the approval of the Board of Directors of the charter and any material modifications thereto. The Audit Committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent by the definitions of the National Association of Securities Dealers and the Securities and Exchange Commission. Members of the Audit Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Audit Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function (if applicable), the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board of Directors. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the committee, the independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Audit Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

                             AUDIT COMMITTEE CHARTER
                                       OF
                             BLUE RHINO CORPORATION
                                   (CONTINUED)


The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the Company's shareholders. The Audit Committee shall have the authority and responsibility to evaluate and, where appropriate, to recommend to the Board replacing the independent auditors. The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Audit Committee shall review and recommend to the Board of Directors the selection of the Company's independent auditors, subject to shareholders' approval.

The Audit Committee shall discuss with the independent auditors the overall scope and plans for the audits, including the adequacy of staffing. Also, the Audit Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Audit Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

The Audit Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted. auditing standards. The chair of the Audit Committee may represent the entire committee for the purposes of this review.

The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

                                      PROXY

                                  COMMON STOCK

                             BLUE RHINO CORPORATION
                            104 Cambridge Plaza Drive
                             Winston-Salem, NC 27104

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Blue Rhino Corporation (the "Corporation") hereby appoints Billy Prim and Mark Castaneda, or either of them, with full power to act alone, the true and lawful attorneys-in-fact ("Proxies") of the undersigned, with full power of substitution and revocation, and hereby authorizes him or them to represent and to vote, as designated below, all the shares of Common Stock of the Corporation held on record by the undersigned on October 31, 2000, at the Annual Meeting of Stockholders to be held on December 19, 2000 or any adjournment thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

                             BLUE RHINO CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [X].

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING PROPOSALS:

1. ELECTION OF DIRECTORS Nominees: Steven D. Devick and Mark Castaneda (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE FOLLOWING SPACE.)


--------------------------------------------------------------------------------
                  FOR ALL NOMINEES LISTED                     WITHHOLD
                   (EXCEPT AS MARKED TO                   AUTHORITY TO VOTE
                    THE CONTRARY ABOVE)                   FOR ALL NOMINEES
                            [_]                                  [_]

2. PROPOSAL TO APPROVE THE AMENDMENTS TO THE 1998 STOCK INCENTIVE PLAN:

                           FOR             AGAINST           ABSTAIN
                           [_]               [_]                [_]

3. PROPOSAL TO APPROVE THE AMENDMENT TO THE NON-EMPLOYEE DIRECTOR STOCK OPTION
   PLAN:

                           FOR             AGAINST           ABSTAIN
                           [_]               [_]                [_]

4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JULY 31, 2001:

                           FOR             AGAINST           ABSTAIN
                           [_]               [_]                [_]

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Dated:                                                                   , 2000
      -------------------------------------------------------------------
Signature
         ----------------------------------------------------------------
Signature if held jointly
                         ------------------------------------------------

Please sign exactly as your name appears above. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                      PROXY

                              SERIES A CONVERTIBLE
                                 PREFERRED STOCK

                             BLUE RHINO CORPORATION
                            104 Cambridge Plaza Drive
                             Winston-Salem, NC 27104

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Blue Rhino Corporation (the "Corporation") hereby appoints Billy Prim and Mark Castaneda, or either of them, with full power to act alone, the true and lawful attorneys-in-fact ("Proxies") of the undersigned, with full power of substitution and revocation, and hereby authorizes him or them to represent and to vote, as designated below, all the shares of Series A Convertible Preferred Stock of Blue Rhino Corporation held on record by the undersigned on October 31, 2000, at the Annual Meeting of Stockholders to be held on December 19, 2000 or any adjournment thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

                             BLUE RHINO CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [X].

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING PROPOSALS:

1. ELECTION OF DIRECTORS Nominees: Steven D. Devick, Mark Castaneda, David L. Warnock
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE FOLLOWING SPACE.)


--------------------------------------------------------------------------------
                  FOR ALL NOMINEES LISTED                     WITHHOLD
                   (EXCEPT AS MARKED TO                   AUTHORITY TO VOTE
                    THE CONTRARY ABOVE)                   FOR ALL NOMINEES
                            [_]                                  [_]


2. PROPOSAL TO APPROVE THE AMENDMENTS TO THE 1998 STOCK INCENTIVE PLAN:

                           FOR           AGAINST           ABSTAIN
                           [_]             [_]                [_]

3. PROPOSAL TO APPROVE THE AMENDMENT TO THE NON-EMPLOYEE DIRECTOR STOCK OPTION
   PLAN:

                           FOR           AGAINST           ABSTAIN
                           [_]             [_]                [_]

4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JULY 31, 2001:

                           FOR           AGAINST           ABSTAIN
                           [_]             [_]                [_]

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Dated:                                                                    , 2000
      --------------------------------------------------------------------
Signature
         -----------------------------------------------------------------
Signature if held jointly
                         -------------------------------------------------

Please sign exactly as your name appears above. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.